Exhibit 6.11

PERSONAL & CONFIDENTIAL

February 13, 2018

Mr. D. M. Rusty Moore

Chief Executive Officer

Institute for Wealth Holdings, Inc.

Two Galleria Tower

13455 Noel Road, Suite 410

Dallas, TX 75240

Dear Rusty,

This letter shall serve as Amendment #2 to our engagement letter dated July 14, 2017.

The statement on Page 3, Paragraph 3 of the engagement letter which states, “All fees paid by the company are non-refundable under any circumstances.” Shall be replaced with “All fees paid by the company are non-refundable, except however that the initial retainer of $25,000 shall be returned to the Company if a) the offering is unsuccessful in raising the intended amount of capital and b) the refund of the initial retainer will be reduced by actual, bona fide expenses not otherwise reimbursed incurred by Lanier Securities during the time of the engagement.”

All other aspects of the engagement letter remain unchanged.

Regards,

Jeffrey Villwock

Founder / Chief Executive Officer

924 Gainesville Hwy l Suite 230 l Buford, GA 30518

Office: 678.540.1300 Mobile: 404.429.5315 www.LanierSecurities.com

Member of FINRA, SIPC